Exhibit 3.8

State of Delaware Secretary of State Division of Corporations Delivered 12:05 PM 07/17/2008 FILED 11:59 AM 07/17/208 SRV 080793766 - 4576301 FILE

STATE of DELA WARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•                  First: The name of this Corporation is DieTronik, Inc.

•                  Second: Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code: 19801. The registered agent in charge thereof is The Corporation Trust Company.

•                  Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•                  Fourth: The amount of the total stock this Corporation is authorized to issue is 100 shares with apar value of $.01 per share.

•                  Fifth: The name and address of the incorporator is as follows:

Steven R. Keyes

One Dauch Drive

Detroit, MI 48211-1198

•                  Sixth: The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

•                  Seventh: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

•                  I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto se my hand this 17th day of July, A.D. 2008

BY:	/s/ Steven R. Keyes

NAME:	STEVEN R. KEYES

State of Delaware Secretary of State Division of Corporations Delivered 05:35 PM 10/16/2015 FILED 05:35 PM 10/16/2015 SR 20150542455 - File Number 4576301

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of DieTronik, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Paragraph 1” so that, as amended, said Article shall be and read as follows:

The name of this Corporation is Auburn Hills Manufacturing, Inc. The effective date of this name change is January 1, 2016.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 16th day of October, 2015 .

By:	/s/ David E. Barnes
Authorized Officer

Title:	Secretary

Name:	David E. Barnes
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